UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   November 29, 2010

NATIONAL BEEF PACKING COMPANY, LLC

(Exact name of registrant as specified in charter)

Delaware	333-111407	48-1129505
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

12200 North Ambassador Drive, Suite 500, Kansas City, MO 64195-0046

(Address of Principal Executive Offices)  (Zip Code)

(816) 713-8500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 29, 2010, National Beef Packing Company, LLC (the “Company”), drew $175 million under its Amended and Restated Credit Agreement with Cobank, ACB, Coöperatieve Centrale Raiffeisen Boerenleenbank B.A., “Rabobank Nederland,” New York Branch, U.S. Bank National Association, Bank of America, N.A., BMO Capital Markets Financing, Inc., and various other lenders (the “Credit Facility”). The draw was made to fund distributions to the Company’s members and for general corporate purposes. The draw constitutes the last of a series of term loans under the Credit Facility not to exceed $375 million in the aggregate.  The term loans are payable in quarterly installments based upon a ten-year level amortization with the remaining aggregate outstanding principal balance maturing in June 2015.  The total amount of term loans outstanding under the Credit Facility immediately following the draw is approximately $370 million.

Borrowings under the Credit Facility bear interest at LIBOR or the “Base Rate” plus an applicable margin rate, depending on the Company’s funded debt to EBITDA ratio.  The Credit Facility is secured by a first priority lien on substantially all of the assets of the Company and its subsidiaries.  The Credit Facility contains representations, warranties, covenants and events of default customary for financings of this type, including, without limitation, covenants restricting the Company’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of its assets, liquidate or dissolve, make investments, loans, advances, guarantees and acquisitions, and make certain equity distributions.   In addition, the Credit Facility requires the company to meet the following financial covenants: (i) an Adjusted Net Worth of at least $275 million as of the end of each fiscal year; (ii) a Funded Debt to EBITDA Ratio of not more than 3.25 to 1.00 as of the end of each fiscal quarter; and (iii) a Fixed Charge Coverage Ratio of at least 1.05 to 1.00 as of the end of each fiscal quarter.

In the event of a default by the Company or its subsidiaries under the Credit Facility, the Administrative Agent may, or at the direction of the requisite lenders shall, terminate the Credit Facility and declare the loans then outstanding, together with any accrued interest thereon and all fees and other obligations of the Company and its subsidiaries under the Credit Facility, to be due and payable immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL BEEF PACKING COMPANY, LLC

Date:	December 1, 2010	By:	/s/ Jay D. Nielsen
Jay D. Nielsen
Chief Financial Officer